THIS AGREEMENT (the "Agreement") is dated 3rd October, 2001 and made BETWEEN:

(1) MARKIZA - SLOVAKIA, S.R.O., a company duly incorporated and organised under the laws of the Slovak Republic, ICO (identification number) 31 444 873, having its registered address at Blatne 334, 900 82 Slovak Republic ("MS"), represented by Mr. Pavol Rusko and Mr. Jan Kovacik, and

(2) SLOVENSKA TELEVIZNA SPOLOCNOST;, S.R.O, a company duly incorporated and organised under the laws of the Slovak Republic, ICO (identification number) 34 128 611, having its registered address at Blatne 18, 900 82 Slovak Republic ("STS"), represented by Mr. Pavol Rusko and Mrs. Radka Doehring;

(each of the "Party" or together the "Parties")

WHEREAS:

(A) On 7 th August, 1995, the Council (as defined below) granted MS a licence No. T/41 for television broadcasting according to a decision No. T/41/RUL/95 which entered into force on 13th September, 1995;

(B) On 27th November, 1995, MS entered into an agreement No. 35/16/95 (the "Agreement No. 35/16/95") with Slovenské telekomunikácie, státny podnik, under which Slovenské telekomunikácie, státny podnik agreed to provide MS with the transmission of MS' stereophonic or double-channel television programmes (under the Broadcasting Act defined as the Programming Service) and teletext, in particular through a network of television transmitters as specified in the Agreement No. 35/16/95. As of 1st April, 1999, Slovenské telekomunikácie, a.s. assumed the rights and liabilities of Slovenské telekomunikácie, státny podnik, in its capacity as a party to the Agreement No. 35/16/95, as amended, becoming the successor in title of Slovenské telekomunikácie, státny podnik.

(C) On 28 th September, 1995, MS and CME MEDIA ENTERPRISES B.V., a corporation organised under the laws of The Netherlands, having its registered address at Hoogoordreef 9, 1101 BA Amsterdam, The Netherlands, ("CME") entered into an agreement under which MS and CME agreed to establish and incorporate STS in accordance with STS' Memorandum and Articles of Association. Subsequently and in compliance with the terms set out in the Licence (as defined below), MS and STS entered into the Exclusive Agreement (as defined below). Upon the establishment of STS, CME made significant investments in STS to enable it to satisfy its obligations under the Exclusive Agreement.

(D) On 14 th September, 2000, the Slovak Republic enacted the new Broadcasting Act (as defined below) superseding the existing Slovak media regulations and amending the existing Slovak telecommunications regulations. The new Broadcasting Act came into force on 4 th October, 2000 and according to Section 72(4) of the Broadcasting Act, broadcasters holding a TV licence in the Slovak Republic were required to comply with its new regulations within a period of one year following its entry into force. In order to comply with the new legal requirements and preserve MS' rights as a TV licence holder and a broadcaster in the Slovak Republic, MS, STS and CME have discussed with the Council a number of measures, including the entering into this Agreement, by October 4 th, 2001. It is the intention of the Parties hereto to implement these measures, including this Agreement, only to preserve MS' rights as a TV licence holder and a broadcaster in the Slovak Republic.

IT IS AGREED as follows:

1. Interpretation

(1) In this Agreement:

"Airtime Rights"

means the following rights:

(a) the right to use any and all time available to MS for Broadcasting under the Broadcasting Act and the Licence, now or in the future, for the purposes of Advertising and Teleshopping (the "Advertising Rights");

(b) the right to use Sponsorship in connection with all and any components of the Programming Service to the extent such Sponsorship is permitted under applicable law ("Sponsorship Rights");

(c) the right to transfer all Advertising Rights and/or Sponsorship Rights, or any part thereof under any terms and conditions the holder may consider appropriate (including whether for no consideration, cash or any other consideration) to any third party with the right of such third party to further transfer such rights, provided that any further transferees shall exercise or use the transferred Advertising Rights and/or Sponsorship Rights exclusively through STS;

(d) the right to negotiate, arrange, agree upon and co-ordinate the placement of Advertising and/or Teleshopping within MS' available airtime for the benefit of any third party under any terms and conditions the holder may consider appropriate (including whether for no consideration, cash or any other consideration);

(e) the right to negotiate, arrange, agree upon and co-ordinate, with sponsors, the terms and conditions of Sponsorship in connection with all or any components of the Programming Service to the extent such Sponsorship is permitted under applicable law;

(f) the right to any profit, revenue, remuneration and/or consideration from third parties for (i) any transferred Advertising Rights and/or Sponsorship Rights, (ii) the placement of any Advertising and/or Teleshoppping within the airtime of MS as a broadcaster and (iii) the use of any Sponsorship Rights by sponsors under the agreed terms of a Sponsorship;

(g) all other rights related to the exercise or performance of the rights as specified in sections (a) to (f) above, and

(h) the right to negotiate, waive or enforce any of the foregoing;

that can be exercised by the holder thereof at all and any time at such holder's own discretion and during the entire term of the Licence.

"Broadcasting Act"

means the Act No. 308/2000 Coll. on Broadcasting and Retransmission and the amendments to Act No. 195/2000 Coll. on Telecommunications, as amended and supplemented from time to time and any act that supersedes it in the future.

"CME"

has the meaning attributed to it in the recitals.

"Council"

means the Council for Broadcasting and Retransmission or any other authority that may replace it in terms of having the same or substantially similar competence. Where used in relation to the period preceding the effect of the Broadcasting Act , the term "Council" shall relate to the Council of the Slovak Republic for Radio and TV Broadcasting.

"Editorial Responsibility"

means the editorial responsibility of MS as a broadcaster for the composition and contents of the Programming Service.

"Exclusive Agreement"

means the agreement between STS and MS dated 30th August, 1996, as amended, concerning the supply of the Programming Service by STS to MS on an exclusive basis and other mutual rights and obligations related to the Broadcasting.

"Licence"

means the licence No. T/41 dated 7th August, 1995, for the television broadcasting, as may be amended from time to time, granted to MS by the Council and any other television broadcasting licence granted to MS by the Council.

"ST"

means (a) on and prior to 31st March, 1999, Slovenské telekomunikácie, státny podnik and, (b) on and after 1st April, 1999, Slovenské telekomunikácie, a.s together with any successor to Slovenské telekomunikácie, a.s., which has assumed Slovenské telekomunikácie, a.s.' rights and liabilities under the Agreement No. 35/16/95 and any other party supplying MS as a broadcaster with Transmission Services.

"Transmission Services"

means the telecommunication services involving the provision of MS Broadcasting via the transmission of MS' Programming Service (particularly via television transmitters operated by ST) which are, or shall be, provided by ST to MS according to the Agreement No. 35/16/95 or any other similar agreement which may be entered into between MS and ST in the future.

(2) The terms "Advertising", "Teleshopping", "Sponsorship", "Programming Service", "Programme" and "Broadcasting" shall have the same meanings when used herein as in the Broadcasting Act. or in any other legal regulation governing these terms for the same purposes as the currently applicable Broadcasting Act.

(3) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2. EXCLUSIVE TRANSFER OF AIRTIME RIGHTS

(1) MS hereby irrevocably and unconditionally transfers to STS on an exclusive basis and STS acquires from MS on an exclusive basis all Airtime Rights for the consideration set forth under Clause 3 hereof. Under this Agreement, STS has the exclusive right to exercise, transfer and/or use the Airtime Rights in its sole discretion and in any manner it considers appropriate.

(2) MS agrees and undertakes to broadcast all Advertising and Teleshopping supplied to it by STS for Broadcasting, provided that the Advertising and Teleshopping shall be broadcast only to the extent they do not contravene the Broadcasting Act and the Licence. MS shall have the right not to broadcast any part of Advertising and/or Teleshopping violating the Broadcasting Act and/or the Licence provided that MS shall broadcast any other parts of such Advertising and/or Teleshopping which do not contravene the Broadcasting Act and/or the Licence.

(3) Under the Exclusive Agreement, STS shall supply to MS all Programmes as well as all other parts of the Programming Service which might be sponsored in accordance with the provisions of the Broadcasting Act. MS hereby agrees and undertakes to broadcast all sponsored components of the Programming Service in accordance with the Sponsorship conditions as notified to MS by STS, including the identification of such Programming Service components as being sponsored in compliance with the Broadcasting Act and the Licence, provided that the same shall be broadcast only to the extent they do not contravene the Broadcasting Act and the Licence. MS shall have the right not to broadcast any part of sponsored components of the Programming Service violating the Broadcasting Act and/or the Licence provided that MS shall broadcast any other parts of such sponsored components of the Programming Service which do not contravene the Broadcasting Act and/or the Licence.

(4) MS will not transfer nor solicit offers to transfer Airtime Rights or any part thereof to any party other than STS and will not broadcast any Advertising, Teleshopping nor any sponsored components of the Programming Service supplied to it or attempted to be supplied to it for Broadcasting by any party (including MS itself) other than STS.

(5) The Parties hereby agree and acknowledge that none of the provisions hereof can be construed as restricting the Editorial Responsibility of MS for the composition and contents of Advertising (including the promotion of MS), Teleshopping and any sponsored components of the Programming Service. The Parties hereby agree and acknowledge that MS, when exercising its Editorial Responsibility, shall monitor the compliance of all Advertising, Teleshopping and Sponsorship provided to it by STS with the Broadcasting Act and the Licence.

(6) The Parties hereby agree that MS shall procure its Editorial Responsibility for Advertising, Teleshopping and sponsored components of the Programming Service through its employees responsible for the exercise of the MS' Editorial Responsibility, the names and salaries of whom have been agreed in a separate agreement between STS and MS who will have timely access to the data and information concerning Advertising (including the promotion of MS), Teleshopping and any sponsored components of the Programming Service.

(7) MS hereby represents that it is authorised to enter into this Agreement and that under this Agreement, it validly transfers all Airtime Rights to STS.

3. CONSIDERATION

(1) Notwithstanding the amount of revenues generated by STS from the exercise, use and/or transfer of Airtime Rights transferred to it under this Agreement, the Parties hereby agree that in consideration for the transfer of the Airtime Rights under clause 2 above, STS shall make a payment equal to the aggregate of the followingthe following payments:

(a) the amount equal to all costs and expenses incurred by STS in connection with its performance of its obligations under the Exclusive Agreement (including all amounts paid or due to third parties);

(b) the amount equal to all fees and other payments due and payable to ST by MS for the Transmission Services provided by ST to MS with respect to Broadcasting;

(c) the aggregate amount of salaries and other employment benefits arising under law and related health insurance, pension and similar charges due and payable to MS' employees exercising MS' Editorial Responsibility, the names and salaries of whom have been or shall be agreed in a separate agreement between STS and MS;

(d) the amount of all penalties imposed on MS by enforceable decisions of the Council with respect to the Broadcasting of the Programming Service by MS, together with all fees and other legal costs incurred by MS in connection with proceedings relating to such penalties;

(e) all damages due and payable to third parties arising out of the Broadcasting or in connection therewith, adjudicated by an enforceable judgment together with all court charges and other legal costs incurred by MS in connection with proceedings relating to such third parties' claims;

(f) all amounts payable by MS to organisations of collective administration of copyrights and other similar rights pursuant to agreements entered into between MS and such organisations;.

(g) a margin of SKK 2,000,000 annually;

(h) a margin of SKK 500,000 per month to be at all times equal to the margin invoiced by STS to MS under clause 6(1)(b); and

(i) all other amounts as may be agreed by and between MS and STS from time to time in writing;

provided that

(i) the right to any consideration under sections (a) and (h) above shall be offset against the right of STS to get paid under clause 6(1);

(ii) STS shall pay all amounts listed in sections (b) to (i) (except for (h)) above directly to MS; and

(iii) the Parties shall settle any resulting VAT in cash or by wire transfer and not by virtue of the set-off.

(2) The arrangements hereunder constitute an ongoing relationship between MS and STS and all obligations hereunder shall be performed by the Parties hereto on a monthly basis. The following amounts due and payable by STS to MS shall be invoiced by MS to STS on a monthly basis, on the fifteenth day of each month:

(a) an amount calculated by STS in good faith equal to all costs and expenses actually incurred by STS in connection with its performance of its obligations under the Exclusive Agreement as specified in clause 3(1)(a) during the previous month. Such amount shall be notified by STS to MS in writing at least three days prior to the date on which MS issues its invoice pursuant to clause 3(2) above;

(b) all amounts as specified in clause 3(1)(b) to 3(1)(f) above paid by MS during the previous month;

(c) an amount equal to 1/12 of the amount as specified in clause 3(1)(g) above together with the monthly margin as specified in clause 3(1)(h) and any amount as may be agreed upon in compliance with clause 3(1)(i); and

(d) the applicable VAT portion, which shall be stated separately in the invoice.

The date of the issue of the invoice is the date when the taxable supply is delivered.

(3) At the beginning of each year and no later than15th March, the aggregate amount invoiced by MS pursuant clause 3(2)(a) above for the previous year shall be reconciled and settled against the aggregate amount of all costs and expenses actually incurred by STS in connection with its performance of its obligations under the Exclusive Agreement during the previous year, as specified in clause 3(1)(a) above.

(4) STS may agree with MS to pay MS an advance payment for the consideration determined in clause 3(1) so that MS receives the advance payment within the first seven days of each month. The amounts billed under clause 3(2)(a) to (c) shall be due on 20th day of the monththe receipt of the invoice by STS; the VAT being due until the end of the month when invoiced.

(5) MS hereby specifically agrees and acknowledges that the arrangements made hereinabove represent a fair consideration for the transfer of the Airtime Rights made under clause 2. of this Agreement and are consistent with its commercial decision on the acceptable level of the own commercial risk of MS related to the Broadcasting and the costs required to continue therewith.

4. NOTICES

(a) Any notice to be served under this Agreement shall be in writing and may be delivered personally or by courier or sent by facsimile process to the Party to be served at its or his address appearing in sub-clause (c).

(b) Any notice shall be deemed to have been served:

if personally delivered or delivered by courier, at the time of delivery to the address determined pursuant to clause (a) above; or

if sent by facsimile, upon receipt by the sender of an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number.

(C) The address and facsimile number for MS are:

Markíza - Slovakia, s.r.o.

900 82 Blatné 334

Slovak Republic

fax: +421 2 5022 1391

to the attention of:

Mr. Pavol Rusko

The address and facsimile number for STS are:

Slovenska televizna spolocnost;, s.r.o

900 82 Blatné 18

Slovak Republic

fax: +421 2 6595 6829

to the attention of

Radka Doehring

with a copy to CME:

CME MEDIA ENTERPRISES B.V.

c/o CME Development Corporation
8th Floor, Aldwych House
71-91 Aldwych
London WC2B4HN
United Kingdom

fax: 44 (0) 20 7430 5403

to the attention of Andrea Kozma

Office of general Counsel

or any other address notified by that Party for this purpose to the other Party by not less than five business days' notice.

5. AMENDMENTS AND MODIFICATIONS

(1) This Agreement may be modified, amended or changed in any respect only if such amendment is in writing and duly signed by both Parties to this Agreement.

(2) The Parties specifically agree that this Agreement is without prejudice to the Exclusive Agreement which remains in full force and effect save for

(a) the matters regulated under the Exclusive Agreement, which are expressly regulated otherwise under this Agreement;

(b) clauses 11.1 and 11.2 of the Exclusive Agreement; and

(c) clause 10 of the Exclusive Agreement which is substituted by clause 9.3 of this Agreement which is incorporated into the Exclusive Agreement by reference.

The Parties acknowledge that in the course of exercising the obligations under clauses 2.1 and 4.2 of the Exclusive Agreement, MS shall bear Editorial Responsibility also for the other components of the Programming Service supplied to it by STS under the Exclusive Agreement, provided that MS shall in the course of exercising its Editorial Responsibility monitor and assure the full compliance of the Programming Service elements with the Broadcasting Act and the Licence.

The Parties hereby agree that MS shall procure its Editorial Responsibility for the other components of the Programming Service through its employees responsible for the exercise of the MS' Editorial Responsibility, the names and salaries of whom have been agreed in a separate agreement between STS and MS who will have timely access to the data and information concerning the supplied components of the Programming Service.

For the avoidance of doubt, if any of the amounts referred to in paragraphs (b) to (f) of clause 3(1) would be payable under the terms of both this Agreement and the Exclusive Agreement, the payment shall be made only once hereunder.

(3) The Parties specifically agree that this Agreement terminates only if and when the Exclusive Agreement terminates in accordance with its terms and may not be terminated due to any other reason or in any other manner.

6. SET-OFF

(1) With respect to the obligations of STS under the Exclusive Agreement, MS shall pay to STS the consideration for the provision of the Programmes and the whole Programming Service under the Exclusive Agreement. The consideration shall be equal to the aggregate of the following amounts:

(a) the amount equal to all costs and expenses incurred by STS in connection with its performance of its obligations under the Exclusive Agreement (including all amounts paid or due to third parties); and

(b) a margin of SKK 500,000 per month.

(2) The arrangements under the Exclusive Agreement and hereunder constitute an ongoing relationship between MS and STS and all obligations under the Exclusive Agreement and hereunder shall be performed by the Parties hereto on a monthly basis. The following amounts due and payable by MS to STS shall be invoiced by STS on a monthly basis, on the fifteenth day of each month:

(a) an amount calculated by STS in good faith equal to all costs and expenses actually incurred by STS in connection with its performance of its obligations under the Exclusive Agreement during the previous month;

(b) the margin in accordance with clause 6(1)(b); and

(c) the applicable VAT, which shall be stated separately in the invoice.

The date of the issue of the invoice is the date when the taxable supply is delivered.

(3) At the beginning of each year and no later than 15th March, the aggregate amount invoiced by MS pursuant clause 6(2)(a) above for the previous year shall be reconciled and settled against the aggregate amount of all costs and expenses actually incurred by STS in connection with its performance of its obligations under the Exclusive Agreement during the previous year, as specified in clause 36(1)(a) above.

(4) Notwithstanding anything contrary herein or in the Exclusive Agreement, the Parties shall not pay each to the other any cash in respect of the payments to be made under clauses 3(1)(a) and 3(1)(h) (as far as the payment liability of STS is concerned) and clauses 6(1)(a) and 6(1)(b) (as far as the payment liability of MS is concerned), respectively.

(5) The Parties have irrevocably and unconditionally agreed that all rights to all amounts under clauses 3(1)(a) and 3(1)(h) (as far as the payment liability of STS is concerned) and clauses 6(1)(a) and 6(1)(b) (as far as the payment liability of MS is concerned), which shall be in any event equal, shall be set-off or deemed to be set-off as of the day of each invoice. For the avoidance of doubt, the agreement of the Parties hereunder shall be deemed to constitute an irrevocable notice of set-off given by each Party to the other Party. The amounts billed under clause 6(2)(a) and (b) shall be due on 20th day of the monththe receipt of the invoice by MS; the VAT being due until the end of the month when invoiced

7. SEVERABILITY OF PROVISIONS AND FURTHER ASSURANCES

(1) If any provision of this Agreement is or becomes invalid or unenforceable, such invalidity or unenforceability shall not invalidate the remaining provisions of this Agreement except where the provisions cannot be severed from the rest of the Agreement due to the nature of the Agreement, its subject matter or the circumstances in which the Agreement was concluded. The Parties agree to do all things necessary to achieve the same result as was intended by any such invalid or unenforceable provisions.

(2) MS specifically acknowledges the significant investments made by CME in STS to date in order to enable STS to supply the Programming Service to MS and to enable the Broadcasting by MS and the entitlement of CME, through STS, to the return of those investments through the arrangements made in the Exclusive Agreement, Memorandum of Association and Articles of Association of STS and in this Agreement. In the event that the financial projections of CME and/or STS related to the activity of STS and MS will be affected by any change of law or the interpretation thereof by any authority or court, MS agrees to:

(a) abstain from doing anything that might prejudice the interests of CME and/or STS or the protection of the CME's investments in STS or the safety thereof or the achievement of their financial projections;

(b) do everything that may be reasonably required by STS in order to achieve the financial position and protection related to the CME's investments in STS and to the financial projections of CME and/or STS equal to that which it would have had should no change of law or the interpretation thereof by any authority or court occurred.

8. GENERAL

(1) Assignment

Without prejudice to the right of STS to freely transfer or assign any or all of the Airtime Rights in its sole discretion, neither Party may assign this Agreement in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party and any such assignment contrary to the terms hereof shall be null and void and of no force or effect.

(2) Costs and Expenses

Each Party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement (and any agreements entered into pursuant to this Agreement).

9. GOVERNING LAW AND JURISDICTION

(1) This Agreement is governed by and will be construed in accordance with Slovak law.

(2) The Parties agree to use their best efforts to resolve by mutual agreement any dispute, controversy or claim arising out of or in relation to this Agreement, including any question as to its existence, interpretation, breach or termination.

(3) Should any of the Parties so request, any dispute arising out of or relating to this Agreement or the Exclusive Agreement (including its validity, termination, interpretation or existence) shall be finally resolved by arbitrators; the following rules for the selection of arbitrators shall apply:

(a) within 30 days of receipt of the notification by one Party to the other Party that it requests arbitration, the Parties shall agree on the appointment of a single arbitrator;

(b)

(i) should the Parties fail to agree on the appointment of the arbitrator pursuant to subsection (a) above; or

(ii) should the appointed arbitrator fail to accept his appointment within 15 days from the date the appointment was communicated to him,

each of the Parties shall appoint one arbitrator within 15 days after the occurrence of either (i) or (ii) above;

(c) the arbitrators appointed pursuant to subsection (b) above shall jointly appoint the presiding arbitrator within 15 days from date of the last of them being appointed and accepting his nomination, however, at the latest within 90 days from the date of the notification containing the request for arbitration having been delivered from one Party to the other;

(d) should any of the Parties fails to appoint an arbitrator pursuant to subsection (b), or if an arbitrator fail to accept his appointment within 15 days from the date the appointment was communicated to him, or if the appointed arbitrators do not appoint the presiding arbitrator pursuant to subsection (c) or if such presiding arbitrator should fail to accept his appointment within 15 days of his election, the claiming Party shall present the dispute for decision by the Court of Arbitration at the Slovak Chamber of Commerce and Industry pursuant to the Arbitration rules of the Court of Arbitration at the Slovak Chamber of Commerce and Industry (the "Rules"). The Rules shall be deemed an integral part of this clause. The arbitration court shall have three members selected under the Rules and the parties agree to accept so appointed arbitrators as arbitrators appointed by the Parties.

(e) The place of arbitration shall be Bratislava and proceedings shall, to the fullest extent permissible by applicable law, take place in the English language and shall be translated into Slovak language.

(f) The Parties shall be bound by the arbitration award.

9. LANGUAGE OF THE AGREEMENT

This Agreement shall be executed in the English and Slovak languages. In the event of any dispute as to the meaning of any clause or terms of the Agreement, or in the event of any discrepancy between the English and Slovak version of this Agreement, to the fullest extent permissible by applicable law, the binding version shall be the English language version.

10. EFFECTIVENESS

The rights and obligations of the parties to this Agreement arise as of the day it has been entered into, save that the Parties hereby agree that notwithstanding the later date of the entry into this Agreement in writing, the same shall govern the invoicing for the entire month of October 2001.

SIGNED by MS and STS on the date set out below.

Bratislava, 3rd October, 2001

MARKÍZA - SLOVAKIA, S.R.O

/s/ Pavol Rusko

___________________________________

By: Pavol Rusko

/s/ Jan Kovacik

___________________________________

By: Jan Kovacik

SLOVENSKA TELEVIZNA SPOLOCNOST;, S.R.O

/s/ Pavol Rusko

___________________________________

By: Pavol Rusko

/s/ Radka Doehring

___________________________________

By: Radka Doehring

EXCLUSIVE RIGHTS TRANSFER AGREEMENT

Dated 3rd October, 2001

BETWEEN

MARKÍZA - SLOVAKIA, S.R.O

AND

SLOVENSKA TELEVIZNA SPOLOCNOST;, S.R.O

INDEX

Clause		Page
1	INTERPRETATION	2
2	EXCLUSIVE TRANSFER OF AIRTIME RIGHTS	4
3	CONSIDERATION	5
4	NOTICES	6
5	AMENDMENTS AND MODIFICATIONS	7
6	SET-OFF	8
7	SEVERABILITY OF PROVISIONS AND FURTHER ASSURANCES	9
8	GENERAL	10
9	GOVERNING LAW AND JURISDICTION	10
10	LANGUAGE OF THE AGREEMENT	11
11	EFFECTIVENESS	11